Exhibit xx

December 23, 2022

TO:	Seabridge Gold Inc.
British Columbia Securities Commission Ontario Securities Commission
Alberta Securities Commission
Financial and Consumer Affairs Authority of Saskatchewan The Manitoba Securities Commission
Nova Scotia Securities Commission
The Office of the Yukon Superintendent of Securities United States Securities and Exchange Commission

Re:	Seabridge Gold Inc. (the “Company”) Consent of Expert

Ladies and Gentlemen:

Reference is made to the technical report titled “Courageous Lake Prefeasibility Study” dated September 5, 2012, as revised and reissued on November 11, 2014 (the “Technical Report”) prepared for the Company.

In connection with the Company’s short form shelf prospectus dated December 23, 2022 and all documents incorporated by reference therein including, but not limited to, the Company’s annual information form dated March 24, 2022 for the year ended December 31, 2021 (collectively, the “Prospectus”) and the Company’s Registration Statement on Form F-10 and any amendments thereto, including any post-effective amendments (collectively, the “Registration Statement”), the undersigned, Hassan Ghaffari, on behalf of Tetra Tech Inc. and Tetra Tech EBA Inc., hereby consent to:

1.	being named directly or indirectly in the Prospectus and the Registration Statement; and

2.	the use of the Technical Report.

The undersigned hereby certifies and confirms that:

i.	the undersigned has read the Prospectus and the Registration Statement; and

ii.	the undersigned has no reason to believe that there are any misrepresentations in the information contained in the Prospectus and the Registration Statement or incorporated by reference therein that is derived from the Technical Report or that is within the undersigned’s knowledge as a result of the services performed by the undersigned in connection with the Technical Report.

Yours Truly,

TETRA TECH INC.

Per:	/s/ Hassan Ghaffari
Hassan Ghaffari, P.Eng.

TETRA TECH EBA INC.

Per:	/s/ Hassan Ghaffari
Hassan Ghaffari, P.Eng.